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EXHIBIT 5



Ohio Casualty Corporation  (letterhead)
Debra K. Crane, Esq.
Senior Vice President, General Counsel and Secretary


August 12, 2002


The Board of Directors
Ohio Casualty Corporation
9450 Seward Road
Fairfield, Ohio 45014


Lady and Gentlemen:


In my capacity as General Counsel of Ohio Casualty Corporation, an Ohio corporation, (the "Company"), I am rendering this opinion in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, covering 2,000,000 common shares of the Company's Common Stock, (the "Common Shares") par value $.125 per share, to be issued under the Company's 2002 Broad-Based Employee Stock Option Plan (the "Plan").

In rendering this opinion, I have conducted investigations of fact and law, and have examined such documents, certificates, instruments and other records or copies thereof as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon the foregoing review, it is my opinion that the Common Shares have been duly authorized, and, when issued and sold in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


Very truly yours,




Debra K. Crane, Esq.
Senior Vice President, General Counsel and Secretary




9450 Seward Road, Fairfield, Ohio  45014   Telephone  513.603.2213
        Fax  513.603.2208                  debra.crane@ocas.com